Exhibit 10.1

Acquisition and Participation AGREEMENT

(Lustre-Midfork Prospect)

This Acquisition and Participation Agreement (“Agreement”), dated effective as of June 3, 2021 (“Effective Date”), is between and among CAT CREEK HOLDINGS LLC, a Montana limited liability company with an office located at 398 Sage Lane, Winnett, Montana 59087 (“Operator” or “Cat Creek”), Laredo Oil, Inc., a Delaware corporation with an office located at 398 Sage Lane, Winnett, Montana 59087 (“Laredo Oil”) and Lustre Oil Company LLC, a Montana limited liability company with an office located at 398 Sage Lane, Winnett, Montana 59087 (“Lustre Oil”) (Laredo Oil and Lustre Oil, collectively with their Representatives “Lustre”) and LARIS OIL & GAS, LLC, a Colorado limited liability company with an office located at 9876 Clairton Way, Highlands Ranch, Colorado 80126 (“Laris Oil”) and Erehwon Oil & Gas, LLC, a Colorado limited liability company with an office located at 9876 Clairton Way, Highlands Ranch, Colorado 80126 (“Erehwon Oil”), (Laris Oil and Erehwon Oil, collectively with their Representatives “Erehwon”). Erehwon and Lustre may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

A.	Lustre Oil is a wholly owned subsidiary of Laredo Oil.

B.	Erehwon Oil is a wholly owned subsidiary of Laris Oil.

C.	Laredo Oil and Laris Oil entered into: (a) that certain Non-Disclosure and Non-Circumvention Agreement dated effective as of June 17, 2020, and that certain Option Agreement dated effective as of September 12, 2020 (“Option Agreement”).

D.	Laris Oil, in conjunction with Mr. Eric Johnson (“Johnson”) and Mr. Duane Estelle (“Estelle”) generated an oil and gas prospect known to the Parties as the Lustre-Midfork Prospect located in Valley County, Montana (“Prospect”). Johnson and Estelle may be referred to herein as the “Prospect Generators”.

E.	On December 3, 2021, the Parties jointly filed a declaratory judgement action (“Litigation”) against A&S Mineral Development Co., LLC (“A&S”) and Anadarko Minerals, Inc. (“AMI”) seeking to quiet title to the Parties recently acquired oil and gas leases in Valley County, Montana.

F.	Lustre and Erehwon desire to set forth herein the terms and conditions pursuant to which they desire to acquire oil and gas interests and drill, complete, re-enter, re-complete, sidetrack, and equip wells within the Contract Area.

AGREEMENT

In consideration of the mutual promises contained herein, the benefits to be derived by each Party, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	DEFINITIONS:

a.	BIAPO. The term “BIAPO” shall mean Erehwon’s 10.0% back-in after Payout (defined below) in the: (i) Initial Recompletions (defined below), and (ii) Initial Wells (defined below).

b.	AMI. The Area of Mutual Interest (“AMI”) to which this Agreement applies is defined as Valley County, Daniels County and Roosevelt County, Montana.

c.	DRC. The term “DRC” shall mean Diamond Resources Co. DRC is a lease brokerage company located in Williston, North Dakota and is the lease broker that the Parties agree to use to acquire new leases within the Contract Area.

d.	Initial Leases. The term “Initial Leases” shall mean those leases acquired by mutual consent of the Parties within the Contract Area until such time that the total lease bonus costs plus the brokerage costs charged by DRC total $500,000 (“Initial Lease Cap”). The Litigation Costs shall not be included in the Initial Lease Cap calculation.

e.	Initial Payout Balance. The term “Initial Payout Balance” shall mean the sum of money equal to 20.0% of the Litigation Costs (defined below). The Initial Payout Balance shall be repaid to Lustre by Erehwon from 20.0% of Erehwon’s share of the Revenue (defined below) until such time that Lustre has recovered Erehwon’s 20.0% share of the Litigation Costs. Twenty percent (20.0%) of Erehwon’s share of the Revenue shall be referred to as the “Payout Revenue”.

f.	Initial Recompletions. The first ten wells recompleted within the Contract Area pursuant to this Agreement are defined as the “Initial Recompletions”. The term Initial Recompletions includes the perforating, re-perforating, acidizing, hydraulic fracture stimulating, treatment, sidetracking and any other method or technique used to return or enhance the production of an existing well, including without limitation wells that may be currently shut-in or plugged and abandoned.

g.	Initial Wells. The first ten new wells drilled within the Contract Area pursuant to this Agreement are defined as the “Initial Wells”.

h.	JOA. The terms “JOA” shall mean an AAPL Form 610-1989 Operating Agreement.

i.	Litigation Costs. The ultimate cost of litigating the quiet title actions shall be referred to herein as the “Litigation Costs.” Lustre shall initially pay 100.0% of the Litigation Costs, provided, however, Erehwon’s 20.0% share of such costs shall be added to the Initial Payout Balance pursuant to Section 1.e above.

j.	ORRI. The variable overriding royalty assigned the Prospect Generators shall be referred to herein as the “ORRI”. The magnitude of the ORRI in any given lease shall be determined in accordance with Section 4 of this Agreement.

k.	Payout:

a.	Initial Wells and Initial Recompletions: With respect to each of the Initial Wells and each of the Initial Recompletions, the term “Payout” shall mean that point in time when Lustre’s share of the Revenue equals Lustre’s actual out-of-pocket costs paid to third parties to drill and complete the Initial Wells and to recomplete the Initial Recompletions, on an individual well basis (i.e. not a project-wide basis), without including any allocation of management or overhead costs or expenses. The term Payout applies to the ten Initial Wells and the ten Initial Recompletions. Notwithstanding anything to the contrary herein above, in the event the Operator completes one of the Initial Wells or Initial Recompletions, the drilling or recompletion of which was consented to by Erehwon, as a dry hole, 10.0% of the cost of such dry hole shall be added to the Payout calculation for all then producing wells by amortizing Erehwon’s back-in after payout share of the cost of the dry hole, in equal shares, to all then producing wells. For purposes of example only, if the Operator completes one of the Initial Wells as a dry hole at a cost of $500,000 and at the time of completion of such dry hole, there are five producing wells, then the cost of the dry hole attributable to Erehwon’s back-in after payout for such dry hole (i.e. 10% or $50,000) shall be divided by five and $10,000 shall be added to the payout calculation for each of the five then producing wells drilled by the Operator within the Contract Area.

b.	Accounting: Lustre shall provide to Erehwon a monthly accounting for each well then subject to a Payout calculation. Such accounting shall provide the dollar amount of the Payout valuation and the remaining balance required to achieve Payout. Each such monthly accounting shall be delivered to Erehwon within 45 days of the end of the month.

l.	Revenue. For the purposes of this Agreement, the term “Revenue” shall mean all funds received by Lustre attributable to: (a) production from the Initial Recompletions, (b) production from the Initial Wells, (c) the sale of any Leases, Wells or equipment acquired by the Parties within the Contract Area, and (d) any funds received from AMI or A&S related to the Litigation.

m.	Single Party Leases. A “Single Party Lease” or “Single Party Leases” shall mean an oil and gas lease or leases, the acquisition of which was consented to by only one of the two Parties to this Agreement.

n.	Subsequent Leases. Leases acquired by mutual consent of the Parties after the Initial Lease Cap has been met by Lustre shall be referred to herein as “Subsequent Leases”.

o.	Subsequent Recompletions. The eleventh well and all subsequent wells recompleted thereafter pursuant to this Agreement are defined as the “Subsequent Recompletions”.

p.	Subsequent Wells. The eleventh well and all subsequent wells drilled thereafter pursuant to this Agreement are defined as the “Subsequent Wells”.

q.	SWD Well. The term “SWD Well” shall mean any existing wellbore acquired for the purpose of converting it to a saltwater disposal well or an injection well or, in the event no suitable existing wellbore can be acquired for such purposes, a new well drilled for the purpose of disposing or injecting produced water.

r.	WI. The respective working interest of the Parties in leases and wells may be referred to herein as a “WI”. The magnitude of the Parties’ respective WI in leases and wells shall be determined in accordance with the terms of Section 8 of this Agreement.

2.	JOINT OPERATING AGREEMENT:

a.	Concurrent with the execution of this Agreement, the Operator, Lustre and Erehwon shall execute a new JOA.

b.	The JOA shall name Cat Creek as the “Operator”.

c.	The “AMI” under the JOA shall be the same as the AMI defined in this Agreement.

d.	The “Non-Consent” penalty under the JOA shall not exceed 250%.

e.	The JOA shall include a Tax Partnership election.

f.	All wells drilled within the AMI shall be drilled subject to the JOA; provided, however, in the event of any conflict between this Agreement and the JOA, this Agreement shall be the controlling instrument.

g.	The Parties hereby agree to amend Exhibits A-1 and A-2 to the JOA to include any additional leases acquired within the AMI subsequent to the execution of the JOA.

3.	LEASE ACQUISITION & ASSIGNMENT:

a.	Leasing Decisions. DRC shall acquire oil and gas leases at the direction of Lustre and Erehwon. In the event either Lustre or Erehwon does not consent to the acquisition of any individual lease, the consenting party may acquire such Single Party Lease for its own individual account, provided, however, the non-consenting Party shall not be obligated to pay for any portion of the costs associated with any such Single Party Lease.

b.	Confidentiality. To preserve confidentiality prior to the spudding of the first well drilled within the Contract Area, the Parties shall require DRC initially to record all acquired leases under the name of DRC in the Office of the Valley County Clerk & Recorder in Valley County, Montana.

c.	Assignments. Prior to spudding the first well within the Contract Area, DRC shall be contractually obligated to assign the ORRI and WI to the appropriate parties in accordance with the terms and conditions of this Agreement. Such assignments shall be made pursuant to a form of assignment mutually acceptable to the Parties.

4.	OVERRIDING ROYALTY INTERESTS:

a.	Lustre or DRC, as appropriate, shall assign to the Prospect Generators a variable overriding interest (“ORRI”) in all leases, including Single Party Leases, located within the Contract Area equal to the positive difference between: (a) 20.0% and (b) (1) the percentage of the landowner royalty (for newly acquired leases), or (2) the total existing lease burden (for acquired leases and wells); provided, however, no ORRI granted hereunder shall exceed 6.0% of 8/8th nor be less than 3.0% of 8/8th. The ORRI shall be assigned separately in equal 50.0% shares to Johnson and Estelle pursuant to an Assignment of ORRI acceptable to each of Johnson and Estelle, respectively.

b.	If any lease covers less than the entire oil and gas mineral fee estate in any tract of the land, then the ORRI assigned to the Prospect Generators shall be reduced in the proportion that the interest in the oil, gas and related hydrocarbons therein covered by the lease bears to the entire fee estate in such tract.

5.	SUCCESS FEE IN LIEU OF PROSPECT FEE:

a.	In lieu of an upfront prospect fee, Lustre shall pay the Prospect Generators a “Success Fee” equal to 5.0% of the cost to drill, complete, and equip each of the first ten Initial Wells drilled within the Contract Area. The Success Fee shall be a completion cost line-item on the AFE for each of the Initial Wells. The Success Fee shall be delivered in equal 50.0% shares to Johnson and Estelle within 30-days after the date of completion for each of the first ten wells as a producing well. In the event one or more of the Initial Wells drilled within the Contract Area is completed as a dry hole, no Success Fee shall be payable to the Prospect Generators for such dry hole. No Success Fee shall be payable to the Prospect Generators upon the completion of Subsequent Wells.

6.	PAYMENTS TO PROSPECT GENERATORS: Payments to the Prospect Generators shall be made in equal shares as follows:

a.	Success Fees:

Johnson Geophysical, Inc. (50%)

811 Poly Drive

Billings, Montana 59102

Attn: Mr. Eric Johnson

Blackstone Energy, LLC (50%)

Box 2250

Red Lodge, Montana

Attn: Mr. Duane Estelle

b.	ORRI:

Eric & Connie Johnson, JTROS (50%)

811 Poly Drive

Billings, Montana 59102

Mr. Duane Estelle (50%)

Box 2250

Red Lodge, Montana

The Prospect Generators may, at any time, change how such payments are directed by providing written notice to the Operator.

7.	ALLOCATION OF COSTS:

a.	Lease Acquisition Costs. The cost to acquire the Initial Leases within the Contract Area shall be paid 100.0% by Lustre. If either Party objects to the acquisition of a particular lease, the non-objecting Party shall have the right but not the obligation to pay 100% of the lease bonus and annual rentals (if any) associated with such a Single Party Lease.

b.	Drilling, Completion and Equipping Costs.

i.	Initial Ten Wells. Lustre shall pay 100.0% of the cost to drill, complete, and equip each of the ten Initial Wells drilled within the Contract Area.

ii.	Subsequent Wells. Subject to Section 8 below, the cost to drill, complete, and equip all Subsequent Wells shall be paid 80.0% by Lustre and 20.0% by Erehwon, subject to the terms and conditions of the JOA.

iii.	Initial Saltwater Disposal or Injection Well. Lustre shall pay 100% of the cost of the SWD Well and, for the purpose of calculating Payout for each of the first three oil wells drilled by the Parties, one-third of the cost of the SWD Well shall be added to the cost of each of the first three oil wells drilled. The cost of the SWD Well shall include the cost to recomplete and equip an existing well or, in the alternative, the cost to drill, complete and equip a new well.

iv.	Subsequent Saltwater Disposal or Injection Well(s). In the event the Parties determine that one or more additional SWD Wells are needed, Erehwon shall have the option to: (1) pay its 20.0% share of the cost of the well heads-up, or (2) elect to have Lustre shall pay 100% of the cost of the subsequent SWD Well and the cost of the new SWD shall be divided by the number of then producing wells still that have a remaining Payout balance, and that fraction of the cost shall be added to the Payout balance of each of the producing wells with a remaining Payout balance. For purposes of example, if at the time the Parties decide to drill a new SWD Well at a cost of $1,000,000.00, there are six producing wells, and only one of the six producing wells has reached Payout, the cost of the new SWD Well shall be divided by five, and 20.0% of the cost of the new SWD Well ($200,000.00) shall be added to the Payout balance of the five producing wells that have not yet reached Payout.

c.	Leasing Costs.

i.	Initial Leases. Lustre shall pay 100.0% of the cost to acquire the Initial Leases.

ii.	Subsequent Leases. Subject to Section 8.d below, Lustre shall pay 100.0% of the Subsequent Leases, provided, however, Erehwon shall have the right but not the obligation to pay 10.0% of the cost to acquire the Subsequent Leases.

d.	Seismic Data.

i.	In the event the Parties desire to acquire or reprocess any seismic data covering lands within the Contract Area, Lustre shall initially pay 100% of the cost to acquire and/or reprocess the data and shall be reimbursed by Erehwon for its 20% share of any such costs from the Payout Revenue until such debt is fully repaid. If, at the time such seismic data is acquired, all wells have already paid out, Erehwon’s 20.0% share of the cost shall be repaid from 20.0% of Erehwon’s share of the Revenue at that time. In the event such seismic data covers lands in which Erehwon owns a 10.0% WI in some of the leases and a 20.0% WI in other leases, the Parties shall negotiate in good faith to determine Erehwon’s pro-rata share of the cost of the seismic data based on the weighted average by acreage of Erehwon’s working interest in the leases covered by the seismic data.

ii.	In the event Lustre sells, trades, or otherwise divests of its interest in all, or substantially of the wells and leases comprising the Prospect and Erehwon elects to retain its interests in the same wells and leases, Lustre shall, concurrent with the closing on the divestiture of its interests in the wells and leases, reimburse Erehwon for its share of the cost to acquire or reprocess the data paid to Lustre as of the date of Lustre’s divestiture.

8.	ALLOCATION AND ASSIGNMENT OF INTERESTS:

a.	Leases Acquired Prior to Spudding the First Well. Prior to spudding the first well within the Contract Area, DRC shall first record the applicable Assignment of ORRI to the Prospect Generators and then record a Partial Assignment of Oil & Gas Lease conveying the applicable WI to Lustre and Erehwon, as determined by Sections 8.c and 8.d of this Agreement in all then acquired leases for which the acquisition was mutually agreed upon by both Parties. For any then acquired Single Party Lease, DRC shall record an assignment conveying all right title and interest in that lease to the sole consenting Party.

b.	Leases Acquired by Mutual Consent After Spudding the First Well. All leases acquired my mutual consent after the spudding of the first well shall initially be recorded in the name of Lustre or DRC. Immediately after recording each lease, Lustre or DRC, as applicable, shall record an Assignment of ORRI conveying the applicable ORRI to the Prospect Generators and immediately thereafter record a Partial Assignment of Oil and Gas Lease conveying the applicable WI to Erehwon and Lustre, as determined by Sections 8.c and 8.d of this Agreement. Lustre shall not reserve unto itself or convey to any third party, other than the Prospect Generators, any non-paying interest or any paying working interest without the prior written consent of Erehwon.

c.	Wells.

i.	Initial Wells & Initial Recompletions Before Payout: Before Payout (as defined in Section 1.k above), Lustre shall have a 90.0% WI and Erehwon shall have a 10.0% WI in each of the ten Initial Wells and each of the ten Initial Recompletions. Erehwon’s 10.0% WI in each of the Initial Wells and Initial Recompletions shall be carried through the tanks.

1.	Unless otherwise agreed in writing, Lustre shall cause the first of the ten Initial Wells or the first of the ten Initial Recompletions to commence operations not later than 6-months after the Effective Date of this Agreement.

ii.	Initial Wells and Initial Recompletions After Payout: After Payout (as defined in Section 1.k above), Lustre shall have an 80.0% WI and Erehwon shall have a 20.0% WI in each of the ten Initial Wells and each of the ten Initial Recompletions.

iii.	Subsequent Wells: In all Subsequent Wells, Lustre and Erehwon shall have a WI equal to their respective working interest in the leases that comprise the spacing unit for each such Subsequent Well.

iv.	Summary Table of WI in Initial Wells and Initial Recompletions: For purposes of example, assuming Erehwon owns a 20% WI in the lease on which the example well is located, the following table summarizes the respective WI of each Party:

	WI in Initial Wells (1st 10 wells)		Wl in Subsequent Wells
	BPO	APO	Heads-Up Interests
Lustre	90.0%	80.0%	80.0%
Erehwon*	10.0%	20.0%	20.0%
Totals	100.0%	100.0%	100.0%
*Erehwon’s 10.0% BPO Interest is carried through the tanks.

	WI in Initial Recompletions (1st 10 Recompletions)		WI in Subsequent Recompletions
	BPO	APO	Heads-Up Interests
Lustre	90.0%	80.0%	80.0%
Erehwon*	10.0%	20.0%	20.0%
Totals	100.0%	100.0%	100.0%
*Erehwon’s 10.0% BPO Interest is carried through the tanks.

v.	Saltwater Disposal or Injection Wells: Lustre shall have an 80.0% working interest and Erehwon shall have a 20% working interest in the SWD Well.

d.	Leases.

i.	Initial Leases. Lustre shall have an 80.0% WI and Erehwon shall have a 20.0% WI in the Initial Leases.

ii.	Subsequent Leases. Lustre shall have a 90.0% and Erehwon shall have a 10.0% WI in the Subsequent Leases unless Erehwon elects to pay 10.0% of the cost to acquire one or more Subsequent Leases in which case Lustre shall have an 80.0% WI and Erehwon shall have a 20.0% WI in such Subsequent Lease(s).

9.	WELLBORE DESIGN:

a.	Subject to such modifications as a prudent operator would reasonably make, the first well shall be designed and equipped as follows:

i.	The well shall have, at a minimum, the following equipment on-site and operational such that the pay zones can be drilled and completed underbalanced:

1.	Rotating head

2.	Underbalanced choke manifold

3.	4-phase separator

4.	Gas flare

5.	At least one rented frac tank dedicated to store any oil produced while drilling and testing.

6.	At least one rented frac tank dedicated to store any water produced while drilling and testing.

7.	Mud-Logging unit equipped with a mud gas chromatograph and two mud-loggers from surface casing to TD.

ii.	Intermediate casing shall be set approximately 10’ above the top of the specific pay zone targeted by the well.

iii.	After setting intermediate casing above the targeted pay zone, employ an underbalanced drilling package and drill the pay zone using a solids-free, non-wetting phase drilling fluid (i.e. air, nitrogen, crude oil, or LVT drilling fluid) while using best efforts to maintain underbalanced conditions at all time.

iv.	The well shall be completed open-hole or by hanging a pre-cut slotted liner across the pay zone. No casing shall be cemented across the pay zone and under no-circumstances, absent an imminent risk of catastrophic loss of control of the well, shall any water be put on the pay zone.

b.	The design and equipping of subsequent wells shall be modified in accordance with the results from the preceding well(s) and agreed to mutually by both Erehwon and Lustre.

10.	SUBSTITUTE WELLS:

a.	Substitute Wells. If Operator discontinues drilling any Initial Well before reaching its intended depth because of encountering impenetrable substances, heaving shale, excessive salt, mechanical conditions, or because of other conditions out of Operator’s control as a prudent operator, which make further drilling impracticable and which Operator, after a diligent effort, is unable to overcome, Operator shall have the right, but not the obligation, to drill a substitute well at a legal location selected by it in the same quarter section in which the discontinued well was located, provided the actual drilling of said substitute well is commenced as soon as is practicable after the abandonment of drilling operations on the discontinued well. The substitute well shall be drilled in the manner and to the depth specified for the discontinued well and shall be treated as if it were the well for which it is a substitute under the terms of this Agreement. For purposes of calculating payout for a substitute well, the cost of the discontinued well shall be added to the cost of the substitute well.

11.	CONDUCT OF OPERATIONS:

a.	Performance Standards. All operations shall be conducted under the rights, duties, performance standards and obligations of the Operator under the JOA, and in accordance with all applicable federal, state and local laws, regulations and orders.

b.	Lease Obligations. The Operator shall comply in all material respects with the express and implied covenants and other obligations of the applicable lease or leases.

c.	Well Information. The Operator shall promptly furnish the non-operators, at no cost to the non-operators, the following information pertaining to all wells drilled within the Prospect:

i.	Written notice of the exact time and date on which the well is spudded.

ii.	A daily drilling report showing all formations encountered and the depths at which those formations were encountered during the immediately preceding day, and the well operations conducted during the immediately preceding day.

iii.	Written reports on all cuttings and cores taken in the well.

iv.	Reasonable advance notice of any drill stem tests, production tests, pressure tests, cores and logs to be run in the well so that any Party desiring to do so may witness the operations. Written reports of such operations, when they are completed, shall be furnished to all Parties.

v.	Copies of all reports and other forms filed with any federal, state or local governmental authority concerning the well.

vi.	A complete copy of the driller’s log and a complete copy of all well logs in hard copy format and in digital pdf file format as well as in .las file format.

d.	Confidentiality. Without the other Party’s prior written consent, neither Party shall divulge information obtained from the operations under the terms of this Agreement to any party other than its Representatives, affiliates, or a party owning an interest in any well drilled within the Prospect and the appropriate governmental authority.

e.	Person; Representatives; Affiliates. As used in this Agreement, (i) the term “person” shall be interpreted broadly to include, without limitation, any corporation, company, group, partnership, limited liability company, unincorporated association, trust, other entity or individual, (ii) the term “Representatives”, used with respect to a person, shall include the directors, officers, employees, members, affiliates, subsidiaries, associates, agents, lawyers, consultants, accountants, engineers, financial and other advisors, and banks and other financing sources of or to such person, and (iii) the terms “affiliates”, “subsidiaries”, “associates” and derivations thereof shall mean any person which, directly or indirectly, controls, or is controlled by or is under common control with such designated person and, without limiting the generality of the foregoing, shall include (a) any person which beneficially owns or holds 5.0% or more of any class of voting securities of such designated person or 5.0% or more of the equity interest in such designated person and (b) any person of which such designated person beneficially owns or holds 5.0% or more of any class of voting securities or in which such designated person beneficially owns or holds 5.0% or more of the equity interest. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

12.	ASSIGNMENTS, ENCUMBRANCES AND RESTRICTIONS:

a.	This Agreement shall be binding on the respective heirs, successors, and assigns of Lustre and Erehwon. Neither Party shall assign or encumber its interest under this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding anything to the contrary herein, either Party may assign its respective interest to any affiliate of that Party without the prior consent of non-assigning Party.

13.	TAG-ALONG RIGHTS:

a.	If Lustre at any time or from time to time desires to enter into an agreement to sell, transfer or convey all or any portion of its WI to any person, entity or group (“Proposed Transferee”), then Erehwon shall have the right, but not the obligation, to cause Lustre to require, as a condition to such sale, that the Proposed Transferee purchase from Erehwon the same proportionate share of Erehwon’s WI on the same terms and conditions realized by Lustre. Lustre shall cause the offer from the Proposed Transferee to be reduced to a writing that includes the name and address of the Proposed Transferee, the interest to be purchased and the terms and conditions of the proposed sale, transfer or conveyance. Lustre shall cause the written offer to be sent to Erehwon within 5 business days following Lustre’s receipt of an offer from any Proposed Transferee.

14.	AUDIT RIGHTS:

a.	Erehwon, upon reasonable notice to Operator, shall have the right to inspect and audit, during normal business hours and using best efforts not to disrupt Operator’s normal business operations, Operator’s accounts, books, records and other information in Operator’s possession reasonably necessary to verify any invoices delivered or payments made, including without limitation, any costs associated with new seismic data, and Revenue received during any calendar year within the twenty-four month period following the end of the calendar year; provided that the making of an audit shall not extend the time for the taking of written exception to invoices or payments. Upon receipt of the auditor’s report, Erehwon shall provide a copy to Operator and Lustre. Erehwon shall bear all costs of the audit unless the audit identifies an underpayment discrepancy of 5.0% or more, in which case Operator or Lustre shall promptly reimburse Erehwon for the cost of the audit along with any underpayment identified by the audit.

15.	NOTICES AND WELL INFORMATION:

a.	In General. All well data, information and notices to be given to a Party as provided in this Agreement shall be given as follows:

EREHWON:	LUSTRE:

Erehwon Oil & Gas, LLC	Lustre Oil Company LLC
9876 Clairton Way	398 Sage Lane
Highlands Ranch, Colorado 80126	Winnett, Montana 59087
Attn: John Stafford	Attn: Mark See
John@LarisOil.com	msee@wyooil.com
(303) 471-4109 office	(720) 295-1214 office
(303) 204-0429 cell	(512) 520-7349 cell

With a copy to:
Christopher E. Lindsey
clindsey@stranded-oil.com

CAT CREEK HOLDINGS LLC:
398 Sage Lane
Winnett, Montana 59087
Attn: Mark See
msee@wyooil.com
(720) 295-1214 office
(512) 520-7349 cell

Erehwon, Operator and Lustre may change their address at any time by furnishing a written notice of change of address to the other Party.

16.	LUSTRE’s Representations, COVENANTS, and Warranties:

a.	Lustre hereby represents and warrants to Erehwon that it is a limited liability company, duly organized, validly existing, and formed under the law in the State of Montana. The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite action on the part of Lustre.

b.	Lustre hereby covenants that it shall cause the first well drilled pursuant to this Agreement shall be drilled using underbalanced drilling and completion techniques as described in Section 9 above and that this covenant is a condition precedent for Erehwon to enter into this Agreement. Unless otherwise agreed in writing, Operator’s failure to drill and complete the first well drilled pursuant to this Agreement using such underbalanced drilling and completion techniques shall be an “Event of Default” entitling Erehwon to replace Cat Creek as Operator under the JOA. After the first well is drilled, Operator shall employ whatever drilling techniques it, in good faith, believes will minimize formation damage and maximize the economic value of such future wells.

17.	Cat Creek’S Representations and Warranties:

a.	Cat Creek hereby represents and warrants to Erehwon that it is a limited liability company, duly organized, validly existing and formed under the law in the State of Montana and is qualified to do business in the State of Montana. The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite action on the part of Cat Creek.

18.	EREHWON’S Representations and Warranties:

a.	Erehwon hereby represents and warrants to Lustre that it is a limited liability company, duly organized, validly existing and formed under the law in the State of Colorado and is qualified to do business in the State of Montana. The execution, delivery and performance of this Agreement have been duly and validly authorized by all requisite action on the part of Erehwon.

19.	INSURANCE:

a.	Operator shall cause Erehwon to be named as an additional insured under its comprehensive general liability, control of well, and environmental insurance policies.

20.	MISCELLANEOUS:

a.	Governing Law and Venue. This Agreement shall be governed by the laws of the State of Colorado, excluding any conflict of laws rule or principle that might refer the governance or the construction hereof to another jurisdiction except as to matters and issues subject to laws of all other governmental bodies, including the federal laws and regulations and the State of Montana related to real property interests and to governmental jurisdiction over operations carried on under or pursuant to this Agreement.

b.	No Partnership. This Agreement is not intended to create, and shall not be construed to create, a relationship of partnership or a joint venture between Lustre, Cat Creek and Erehwon.

c.	Entire Agreement. With respect to the subject matter hereof, this Agreement, together with all exhibits attached hereto and incorporated herein, shall constitute the full and complete understanding and agreement of the Parties and there are no other understandings, obligations or relationships or agreements written or oral. This Agreement may only be amended by a writing signed by Lustre, Cat Creek and Erehwon.

d.	Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the provision herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

e.	Counterparts. This Agreement may be executed by facsimile or by other electronic media in any number of counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

f.	Parties in Interest: This Agreement shall be binding upon, and shall inure to the benefit of, the Parties hereto and, except as otherwise prohibited herein, their respective successors and permitted assigns. Subject to Section 4 of this Agreement, nothing contained in this Agreement, either express or implied, is intended to confer upon any other person or entity any benefits, privileges, rights or remedies.

g.	Further Assurances: After executing this Agreement, the Parties agree to execute, acknowledge and deliver or cause to be executed, acknowledged and delivered such instruments and take such other action as may be necessary or advisable to carry out their obligations hereunder and under any instrument delivered pursuant hereto.

h.	Mutually Drafted: The Parties hereto stipulate and agree that this Agreement and the language used in this Agreement are the product of both Parties’ efforts in consultation with their attorneys and other consultants and each Party hereby irrevocably waives the benefit of any rule of contract construction which disfavors the drafter of an agreement or the drafter’s specific language in an agreement.

21.	TERMINATION OF THE OPTION AGREEMENT:

a.	Upon the execution and delivery of this Agreement by both Parties, the Option Agreement shall be deemed to have expired and shall be null and void.

In witness whereof, the Parties have executed this Agreement as of the Effective Date.

EREHWON OIL & GAS, LLC		LUSTRE OIL COMPANY LLC

By:	LARIS OIL & GAS, LLC	By:	LAREDO OIL INC.
	Its sole Member		Its sole Member

By:	/s/ John M. Stafford	By:	/s/ Mark See
	John M. Stafford		Mark See
	President		President

CAT CREEK HOLDINGS LLC

By:	/s/ Mark See
Mark See
President